Exhibit (a)(1)(A)

Intrawest Resorts Holdings, Inc.

Offer to Purchase for an Aggregate Purchase Price of
up to $50,000,000 in Cash of
Shares of its Common Stock at a Purchase Price
Not Greater Than $10.00 per Share Nor Less Than $9.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 10, 2016, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Intrawest Resorts Holdings, Inc., a Delaware corporation (the “Company,” “Intrawest,” “we” or “us”), is offering to purchase for cash up to $50,000,000 of shares of its common stock, par value $0.01 per share (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $10.00 per Share nor less than $9.00 per Share (“Auction Tenders”), or (ii) purchase price tenders pursuant to which stockholders indicate they are willing to sell their Shares to the Company at the Purchase Price (as defined below) determined in the Offer (as defined below) (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). At the maximum purchase price of $10.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,000,000 Shares if the Offer is fully subscribed, which would represent approximately 11.06% of our issued and outstanding Shares as of January 8, 2016. At the minimum purchase price of $9.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,555,555 Shares if the Offer is fully subscribed, which would represent approximately 12.29% of our issued and outstanding Shares as of January 8, 2016. See Sections 1 and 11.

Promptly after the Expiration Date, Intrawest will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will not be greater than $10.00 per Share nor less than $9.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $9.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $10.00 per Share and not less than $9.00 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $50,000,000. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $50,000,000. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

Subject to the conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the condition that the Company’s previously announced sale of Intrawest Resort Club Group, its vacation club business, to Diamond Resorts Corporation and Diamond Resorts International, Inc. has been completed. See Section 7.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “SNOW.” On January 11, 2016, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $7.03 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

INTRAWEST S.À R.L. AND INTRAWEST EUROPE HOLDINGS, S.À R.L. (COLLECTIVELY, THE “MAJORITY STOCKHOLDERS”), ENTITIES THAT ARE INDIRECTLY OWNED BY INVESTMENT FUNDS MANAGED BY AFFILIATES OF FORTRESS INVESTMENT GROUP LLC (“FORTRESS”) AND THAT TOGETHER HOLD A MAJORITY OF THE SHARES, AND OUR DIRECTORS AND EXECUTIVE OFFICERS, HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER SHARES IN THE OFFER.

NEITHER THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Offer to Purchase dated January 12, 2016

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers or Other Nominees: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;
•	Registered Holders: if you hold certificates as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or
•	DTC Participants: if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Stockholders properly tendering Shares pursuant to Auction Tenders at $9.00 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender). However, your election or the election of other stockholders to tender Shares pursuant to Auction Tenders at the minimum purchase price under the Offer or Purchase Price Tenders could result in the Purchase Price being lower than would otherwise be the case and could result in your Shares being purchased at the minimum price in the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If the Company becomes aware of any such U.S. state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or by dealers licensed under the laws of that U.S. state. If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., the Information Agent for the Offer, at (866) 530-8636 (toll-free), or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, at (888) 803-9655.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR ON DOCUMENTS WHICH WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF INTRAWEST OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents referenced herein and therein. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.

Who is offering to purchase my Shares?

The issuer of the Shares, Intrawest Resorts Holdings, Inc., which we refer to as the “Company,” “Intrawest,” “we” or “us.”

What is the purpose of the Offer?

The purpose of the Offer is to enable us to promptly complete a significant investment in repurchases of our own Shares. We believe that repurchases of our Shares currently offer an attractive investment return.

We believe that the Offer is a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our stockholders.

After completing the Offer, we may consider various forms of Share repurchases, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Company’s Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate purchases of Shares. See Section 2.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting the Offer by means of a modified “Dutch auction” to purchase for cash up to $50,000,000 of Shares, pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $10.00 per Share nor less than $9.00 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Promptly after 5:00 p.m., New York City time, on February 10, 2016, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $10.00 per Share nor less than $9.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $9.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.

The Purchase Price will be the lowest price per Share of not more than $10.00 per Share and not less than $9.00 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares tendered in the Offer having an aggregate purchase price not exceeding $50,000,000. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all stockholders (subject to proration) who have properly tendered (and have not properly withdrawn) their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

How many Shares is Intrawest offering to purchase?

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price of up to $50,000,000, or, if the aggregate purchase price of all Shares properly tendered and not properly withdrawn in the Offer is less than $50,000,000, all of the Shares properly tendered and not properly withdrawn. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $10.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,000,000 Shares if the Offer is fully subscribed, which would represent approximately 11.06% of our issued and outstanding Shares as of January 8, 2016. At the minimum purchase price of $9.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,555,555 Shares if the Offer is fully subscribed, which would represent approximately 12.29% of our issued and outstanding Shares as of January 8, 2016. See Sections 1 and 11.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $50,000,000. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 6,459,942, or 14.29% of our issued and outstanding Shares as of January 8, 2016. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Sections 1 and 15.

How will Intrawest pay for the Shares?

As of November 30, 2015, we had approximately $92 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. See Section 15.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;
•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;
•	no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;
•	no commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States nor any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof, shall have occurred;
•	no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase shall have occurred;
•	no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Intrawest and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;
•	no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Intrawest or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Intrawest and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;
•	no tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;
•	we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;
•	we shall have completed our previously announced sale of Intrawest Resort Club Group, our vacation club business, to Diamond Resorts Corporation and Diamond Resorts International, Inc., as described in our Current Report on Form 8-K, as filed on November 25, 2015, which sale is subject to the satisfaction of customary closing conditions for transactions of this type, including the receipt of certain third-party consents; and
•	we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers or other Nominees: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;
•	Registered Holders: if you hold certificates as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or
•	DTC Participants: if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $50,000,000?

To the extent that Shares are properly tendered in the Offer and not properly withdrawn in an amount and at such price or prices that would result in an aggregate purchase price in excess of $50,000,000, we may not purchase all of the Shares you tender at or below the Purchase Price. Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn will be subject to the “odd lot” priority, proration and conditional tender provisions described herein. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own fewer than 100 Shares in the aggregate, you properly tender and do not withdraw all of these Shares at or below the Purchase Price prior to the Expiration Date and you complete (or, for a beneficial owner, your broker, dealer, commercial bank, trust company or other nominee completes) the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on March 10, 2016. See Section 4.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

Has Intrawest or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not made and is not making, and none of the Company, the Company’s affiliates or subsidiaries, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. Before taking any action with respect to the Offer, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Do the Majority Stockholders or Intrawest’s directors or executive officers intend to tender their Shares in the Offer?

The Majority Stockholders and our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares.

For example, if the Offer is fully subscribed at a Purchase Price of $10.00, the maximum Purchase Price pursuant to the Offer, the ownership percentage of the Majority Stockholders and our directors and executive officers as a group will increase from approximately 60.04% to approximately 67.50% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $9.00, the minimum Purchase Price pursuant to the Offer, the ownership percentage of the Majority Stockholders and our directors and executive officers as a group will increase to approximately 68.45% of the then-issued and outstanding Shares immediately following completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our issued and outstanding Shares and the Offer is fully subscribed at a Purchase Price of $10.00, the maximum Purchase Price pursuant to the Offer, the ownership percentage of the Majority Stockholders and our directors and executive officers as a group will increase to approximately 69.06% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $9.00, the minimum Purchase Price pursuant to the Offer, the ownership percentage of the Majority Stockholders and our directors and executive officers as a group will increase to approximately 70.05% of the then-issued and outstanding Shares immediately following completion of the Offer.

After expiration or termination of the Offer, the Majority Stockholders and our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 11.

What will happen if I do not tender my Shares?

Stockholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

What will happen if my Shares are not purchased in the Offer?

The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

When and how will the Company pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Shares?

On January 11, 2016, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $7.03 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment to the Company of the Offer?

The accounting for the purchase of Shares and related expenses under U.S. Generally Accepted Accounting Principles (“GAAP”) pursuant to the Offer will result in a reduction of our stockholders’ equity and a corresponding reduction in total cash and cash equivalents. See Section 2.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

What are the United States federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. holder (as defined in “Section 14 — U.S. Federal Income Tax Considerations”), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from Intrawest. If you are a U.S. holder, you should complete the Internal Revenue Service (“IRS”) Form W-9 accompanying the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. holder and who fails to timely complete, sign and return to the Depositary or other applicable withholding agent the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding tax. See Section 3. All stockholders should review the discussion in Sections 3 and 14 regarding U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

No. If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, we will pay any applicable stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact D.F. King & Co., Inc., the Information Agent for the Offer, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase may contain certain “forward-looking statements” . All statements contained in this Offer to Purchase other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including:

•	weakness in general economic conditions;
•	lack of adequate snowfall and unfavorable weather conditions;
•	lack of access to adequate supplies of water to make snow and otherwise conduct our operations;
•	adverse events that occur during our peak operating periods;
•	our failure to achieve the expected benefits and other risks associated with our acquisition strategy;
•	Steamboat Ski & Resort’s dependence on subsidized direct air service;
•	risks related to information technology;
•	our potential failure to maintain the integrity of our customer or employee data;
•	adverse consequences of ongoing legacy litigation or future legal claims;
•	our inability to monetize real estate assets;
•	a partial or complete loss of Alpine Helicopters Inc.’s services;
•	the effects of climate change on our business operations;
•	our inability to maintain effective internal control over financial reporting;
•	risks of foreign currency fluctuations which could reduce the U.S. dollar value of our Canadian earnings;
•	risks associated with the ownership of a majority of our outstanding common stock by entities that are managed or controlled by Fortress, including potential sales of shares by the Majority Stockholders, governance rights in our stockholders’ agreement with the Majority Stockholders and potential conflicts of interests;
•	our substantial leverage, which could adversely affect our ability to raise additional capital to support our growth strategy;
•	the ability of Intrawest to complete its previously announced sale of Intrawest Resort Club Group to Diamond Resorts Corporation and Diamond Resorts International, Inc.;
•	the ability of Intrawest to commence and complete the Offer and the number of Shares it is able to purchase pursuant to the Offer or otherwise; and
•	the ability of Intrawest to achieve the benefits contemplated by the Offer.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the caption “Risk Factors” in Part I-Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the period ended June 30, 2015, filed with the SEC on September 9, 2015, and other documents of the Company filed with or furnished to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Intrawest will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Intrawest or its business or operations. Intrawest undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

INTRODUCTION

To the stockholders of Intrawest Resorts Holdings, Inc.:

We invite our stockholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase for cash up to $50,000,000 of Shares pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $10.00 per Share nor less than $9.00 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by us should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.

The Offer will expire on February 10, 2016, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn.

Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $10.00 per Share nor less than $9.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $9.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $10.00 per Share and not less than $9.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $50,000,000. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $50,000,000. We expressly reserve the right, in our sole discretion, to amend the terms of the Offer, subject to applicable law. In addition, in accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

Subject to the terms and conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3.

Stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares or indicating that they are making a Purchase Price Tender in order to properly tender Shares unless such stockholders tender by Agent’s Message (as defined below). Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder who wishes to tender different Shares at different prices must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and properly withdrawn. See Section 3.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS, INCLUDING THE CONDITION THAT THE COMPANY’S PREVIOUSLY ANNOUNCED SALE OF INTRAWEST RESORT CLUB GROUP, ITS VACATION CLUB BUSINESS, TO DIAMOND RESORTS CORPORATION AND DIAMOND RESORTS INTERNATIONAL, INC. HAS BEEN COMPLETED. SEE SECTION 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $50,000,000:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:
•	properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and
•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message, and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and
•	Second, subject to the conditional tender provisions described in Section 6 herein, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $50,000,000; and
•	Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $50,000,000, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tenderedand not properly withdrawn all of their Shares at or below the Purchase Price prior to the Expiration Date.

Therefore, we may not purchase all of the Shares that our stockholders tender even if they are tendered at or below the Purchase Price.

As noted above, we may increase the aggregate purchase price offered in the Offer and hence the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares. See Section 1.

The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of their Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other such nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company LLC, the Depositary for the Offer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, and D.F. King & Co., Inc., the Information Agent for the Offer. See Section 16.

As of January 8, 2016, there were 45,219,380 Shares issued and outstanding. At the maximum purchase price of $10.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,000,000 Shares if the Offer is fully subscribed, which would represent approximately 11.06% of our issued and outstanding Shares as of January 8, 2016. At the minimum purchase price of $9.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,555,555 Shares if the Offer is fully subscribed, which would represent approximately 12.29% of our issued and outstanding Shares as of January 8, 2016. See Sections 1 and 11.

The Shares are listed on the NYSE and trade under the symbol “SNOW.” On January 11, 2016, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on the NYSE was $7.03 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.   Number of Shares; Purchase Price; Proration.

General. Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $10.00 per Share nor less than $9.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $9.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $10.00 per Share and not less than $9.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $50,000,000. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price of up to $50,000,000, or, if the aggregate purchase price of all Shares properly tendered and not properly withdrawn in the Offer is less than $50,000,000, all of the Shares properly tendered and not properly withdrawn. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $10.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,000,000 Shares if the Offer is fully subscribed, which would represent approximately 11.06% of our issued and outstanding Shares as of January 8, 2016. At the minimum purchase price of $9.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,555,555 Shares if the Offer is fully subscribed, which would represent approximately 12.29% of our issued and outstanding Shares as of January 8, 2016. See Section 11.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $50,000,000. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 6,459,942, or 14.29% of our issued and outstanding Shares as of January 8, 2016. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Section 15.

The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars.

Stockholders properly tendering Shares pursuant to Auction Tenders at $9.00 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender).

Shares tendered pursuant to the Offer must be tendered free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the condition that the Company’s previously announced sale of Intrawest Resort Club Group, its vacation club business, to Diamond Resorts Corporation and Diamond Resorts International, Inc. has been completed. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $50,000,000:

•	First, we will purchase all Shares tendered by any Odd Lot Holder who:
•	properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and
•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message, and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and
•	Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $50,000,000; and
•	Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $50,000,000, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares at or below the Purchase Price prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

As noted above, we may increase the aggregate purchase price offered in the Offer and hence the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares.

Odd Lots. The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots tendered at or below the Purchase Price will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arrange for such completion with the owner’s broker, dealer, commercial bank, trust company or other nominee).

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders), in each case, at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Intrawest’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.   Purpose of the Offer; Certain Effects of the Offer.

The purpose of the Offer is to enable us to promptly complete a significant investment in repurchases of our own Shares. We believe that repurchases of our Shares currently offer an attractive investment return.

We believe that the Offer is a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our stockholders.

After completing the Offer, we may consider various forms of Share repurchases, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Company’s Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Exchange Act to facilitate purchases of Shares.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, stockholders who do not tender their Shares in the Offer will, and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration may, realize an automatic increase in their relative ownership interest in the Company and also will continue to bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) and thereby may be accretive to our earnings per Share, is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.

The Majority Stockholders and our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares.

For example, if the Offer is fully subscribed at a Purchase Price of $10.00, the maximum Purchase Price pursuant to the Offer, the ownership percentage of the Majority Stockholders and our directors and executive officers as a group will increase from approximately 60.04% to approximately 67.50% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $9.00, the minimum Purchase Price pursuant to the Offer, the ownership percentage of the Majority Stockholders and our directors and executive officers as a group will increase to approximately 68.45% of the then-issued and outstanding Shares immediately following completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our issued and outstanding Shares and the Offer is fully subscribed at a Purchase Price of $10.00, the maximum Purchase Price pursuant to the Offer, the ownership percentage of the Majority Stockholders and our directors and executive officers as a group will increase to approximately 69.06% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $9.00, the minimum Purchase Price pursuant to the Offer, the ownership percentage of the Majority Stockholders and our directors and executive officers as a group will increase to approximately 70.05% of the then-issued and outstanding Shares immediately following completion of the Offer. See Section 11.

After expiration or termination of the Offer, the Majority Stockholders and our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

All Shares repurchased pursuant to the Offer will be either cancelled or held as treasury stock.

The accounting for the purchase of Shares and related expenses under U.S. GAAP pursuant to the Offer will result in a reduction of our stockholders’ equity and a corresponding reduction in total cash and cash equivalents.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, Intrawest currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Intrawest or any of its subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of Intrawest or any of its subsidiaries;
•	any material change to the dividend policy or in the indebtedness or capitalization of Intrawest;
•	any change in the present Board of Directors or management of Intrawest, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors; or to change any material term of the employment contract of any executive officer
•	any other material change in Intrawest’s corporate structure or business;

•	any class of equity securities of Intrawest becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;
•	the suspension of Intrawest’s obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition by any person of additional securities of Intrawest, or the disposition by any person of securities of Intrawest, other than purchases pursuant to outstanding options to purchase Shares and the vesting and settlement of outstanding restricted stock and restricted stock units; or
•	any changes in Intrawest’s Restated Certificate of Incorporation, Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of Intrawest.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.   Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly in the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or
•	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder wishing to tender Shares in the Offer must either check (A) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered,” indicating the price at which Shares are being tendered, or (B) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Shares at the minimum price of $9.00 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER THAN WOULD OTHERWISE BE THE CASE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $9.00 PER SHARE). A tender of Shares pursuant to Auction Tenders will be proper only if, among other things, one, and only one, of the boxes indicating the price at which Shares are being tendered is checked in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered.” Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of Shares at the minimum price of $9.00 per Share and could result in the tendered Shares being purchased at the minimum price of $9.00 per Share. See Section 8 for recent market prices for the Shares.

If tendering stockholders wish to indicate a specific price (in increments of $0.10) at which their Shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the stockholder is higher than the Purchase Price. A stockholder who wishes to tender different Shares at different prices must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. If a broker, dealer, commercial bank, trust company or other nominee holds a stockholder’s Shares, it is likely that they will have an earlier deadline for the stockholder to act to instruct them to accept the Offer. Stockholders who hold Shares through nominee stockholders are urged to immediately contact their nominee to find out its deadline. Stockholders who hold Shares through nominee stockholders are also urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any stockholder wishing to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or
•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for the Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other documents required by the Letter of Transmittal. Please see “Lost or Destroyed Certificates” below for instructions for tendering Shares where Share certificates are lost or have been destroyed.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Intrawest, the Dealer Manager or the Information Agent. Any certificates delivered to Intrawest, the Dealer Manager or the Information Agent may not be forwarded to the Depositary and may not be deemed to be properly tendered.

Book-Entry Delivery and the Book-Entry Transfer Facility. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Intrawest may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder wishes to tender Shares in the Offer and the stockholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;
•	the Depositary receives by overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Intrawest has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and
•	the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker or other nominee for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

A Notice of Guaranteed Delivery must be delivered to the Depositary before the Expiration Date and must include (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by Intrawest, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Intrawest reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Intrawest also reserves the absolute right to waive any and all of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. Intrawest also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Intrawest waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Intrawest. Intrawest will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Intrawest, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Intrawest or the Information Agent. Any certificates delivered to Intrawest or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion (currently 28%) of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. holder (as defined in “Section 14 — U.S. Federal Income Tax Considerations”) pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary or other applicable withholding agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary or other applicable withholding agent that the stockholder is not subject to such backup withholding tax. If a U.S. holder does not provide the Depositary or other applicable withholding agent with the correct taxpayer identification number, the U.S. holder may also be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all C corporations and certain non-U.S. holders (as defined in “Section 14 — U.S. Federal Income Tax Considerations”)), are not subject to U.S. federal backup withholding tax. In order for a non-U.S. holder to qualify as an exempt recipient, that holder should submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that holder’s exempt status.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see “Section 14 — U.S. Federal Income Tax Considerations.”

4.   Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Intrawest has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on March 10, 2016. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the price at which the Shares were tendered. A stockholder who has tendered Shares at more than one price must complete and deliver a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Intrawest in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Intrawest reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not Intrawest waives similar defects or irregularities in the case of any other stockholder. None of Intrawest, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If Intrawest extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of Intrawest, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.   Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders and (2) accept for payment and pay an aggregate purchase price of up to $50,000,000 for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer, provided that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, is submitted to the Depositary.

6.   Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Under the conditional tender alternative, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes, if such treatment is desired. Stockholders are urged to consult with their own investment or tax advisors with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate in its Letter of Transmittal the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $50,000,000 are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $50,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares at or below the Purchase Price.

7.   Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, or we shall have received notice of any of the foregoing that directly or indirectly:
•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or
•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;
•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:
•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or
•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;
•	there shall have occurred any of the following:
•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;
•	the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;
•	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase;
•	any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Intrawest and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;
•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Intrawest or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Intrawest and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	a tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;
•	we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;
•	we shall have failed to complete our previously announced sale of Intrawest Resort Club Group our vacation club business, to Diamond Resorts Corporation and Diamond Resorts International, Inc., as described in our Current Report on Form 8-K, as filed on November 25, 2015, which sale is subject to the satisfaction of customary closing conditions for transactions of this type, including the receipt of certain third-party consents; or
•	we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Intrawest’s determinations are challenged by stockholders.

8.   Price Range of Shares.

Our Shares are listed for trading on the NYSE under the symbol “SNOW.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE.

	High	Low
Fiscal Year ended June 30, 2014
Third quarter (beginning January 31, 2014)(1)	$14.67	$10.80
Fourth quarter	$12.95	$10.12
Fiscal Year ending June 30, 2015
First quarter	$12.00	$9.53
Second quarter	$12.14	$8.86
Third quarter	$12.15	$8.25
Fourth quarter	$12.75	$8.59
Fiscal Year ending June 30, 2016
First quarter	$12.07	$8.30
Second quarter	$10.24	$7.81
Third quarter (through January 11, 2016)	$7.80	$6.95
(1)	The Company became a public company in February 2014.

On January 11, 2016, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $7.03 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices to tender your Shares pursuant to the Offer.

We have never declared or paid any cash dividend on our common stock. We intend to retain any future earnings and do not expect to pay dividends in the foreseeable future.

9.   Source and Amount of Funds.

As of November 30, 2015, we had approximately $92 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing.

Assuming the Offer is fully subscribed, and subject to any increase we later make, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $50,765,900.

10.   Certain Information Concerning the Company.

The Company. Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns six four-season mountain resorts with approximately 8,000 skiable acres and over 1,130 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate.

Intrawest Resorts Holdings, Inc. is a Delaware corporation that was formed on August 30, 2013, and had not, prior to the completion of the restructuring transactions in which it acquired substantially all of the assets, liabilities and operations of Intrawest Cayman L.P. (“Cayman L.P.”), conducted any activities other than those incident to its formation for the preparation of its initial public offering, which was consummated on February 5, 2014. Cayman L.P. was formed on February 22, 2007 as a holding company that operated through various subsidiaries primarily engaged in the operation of mountain resorts, adventure, and real estate businesses, principally throughout North America.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, the employment agreements, stock options, restricted stock and restricted stock units granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of the Company’s website located at http://www.intrawest.com to access the Schedule TO and related documents. Our website and the information posted on it or that can be accessed through it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase except for those documents referenced below which are expressly incorporated by reference.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed on September 9, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as filed on November 5, 2015;
•	Current Reports on Form 8-K, as filed on November 25, 2015 and December 10, 2015; and
•	Definitive Proxy Statement on Schedule 14A, as filed on October 28, 2015.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street
New York, NY 10005
Stockholders may call toll free: (866) 530-8636
Banks and Brokers may call collect: (212) 269-5550

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of January 8, 2016 we had 45,219,380 issued and outstanding Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $10.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,000,000 Shares if the Offer is fully subscribed, which would represent approximately 11.06% of our issued and outstanding Shares as of January 8, 2016. At the minimum purchase price of $9.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 5,555,555 Shares if the Offer is fully subscribed, which would represent approximately 12.29% of our issued and outstanding Shares as of January 8, 2016.

Beneficial Ownership. The following table sets forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors, executive officers and their associates and by all directors, executive officers and their associates as a group, as of January 8, 2016, and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of our issued and outstanding Shares, respectively. For purposes of the following table, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. The Shares set forth in the following table include Share of restricted stock outstanding and Shares underlying restricted stock units (“RSUs”) that are currently vested or will vest and be settled within 60 days of January 12, 2016. Except as indicated, each holder has over the listed Shares (i) sole voting power and (ii) investment power, which includes the power to dispose of, or to direct the disposition of, Shares.

Name and address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percentage of Class(2)
Intrawest Europe Holdings S.à r.l.(3)	27,038,250		59.79%
Richard Armstrong	6,250	(4)	0.01%
William J. Clifford	6,250	(4)	0.01%
Wesley R. Edens(3)	—		—
Sky Foulkes	22,869	(5)	0.05%
Richard E. Georgi(3)	—		—
John W. Harris III	6,250	(4)	0.01%
Timothy Jay	6,250	(4)	0.01%
Carl Long	7,701	(6)	0.02%
Thomas F. Marano	10,000	(7)	0.02%
Travis Mayer	46,201	(8)	0.10%
Karen Sanford	—		—
All directors and executive officers as a group (11 persons)	111,771		0.25%
(1)	Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Intrawest Resorts Holdings, Inc., 1621 18th Street, Suite 300, Denver, Colorado 80202.
(2)	Percentages shown include the Shares of restricted stock outstanding and the Shares underlying RSUs that are scheduled to vest within 60 days of January 12, 2016.
(3)	Intrawest Europe Holdings S.à r.l. beneficially owns 27,038,250 Shares. Intrawest Europe Holdings S.à r.l. directly owns 18,661,850 Shares and Intrawest S.à r.l. directly owns 8,376,400 Shares. Intrawest Europe Holdings S.à r.l. owns 100% of Intrawest S.à r.l. Intrawest Europe Holdings S.à r.l. and Intrawest S.à r.l are the “Initial Stockholders.” Cayman L.P. owns 100% of Intrawest Holdings S.à r.l., which owns 100% of Intrawest Europe Holdings S.à r.l. Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D), L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D), L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P., Fortress Investment Fund IV (Coinvestment Fund G) L.P., Fortress IW Coinvestment Fund IV (Fund A) L.P., Fortress IW Coinvestment Fund IV (Fund B) L.P., Fortress IW Coinvestment Fund IV (Fund C) L.P., Fortress IW Coinvestment Fund IV (Fund D), L.P., and Fortress IW Coinvestment Fund IV (Fund G) L.P. (collectively, the “Funds”) collectively own 82.1% of the common units and 88.7% of the Class A Preferred Units of Cayman L.P. FIG LLC is the investment manager of each of the Funds. Fortress Operating Entity I LP (“FOE I”) is the 100% owner of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly owned subsidiary of Fortress Investment Group LLC. As of December 31, 2015, Mr. Wesley R. Edens owned 16.38% of Fortress Investment Group LLC (Class A and Class B shares). By virtue of his ownership interest in Fortress Investment Group LLC and certain of its affiliates, Mr. Edens may be deemed to own the Shares listed as beneficially owned by the Initial Stockholders. Mr. Edens disclaims beneficial ownership of such Shares except to the extent of his pecuniary interest therein. The address of Fortress Investment Group LLC is 1345 Avenue of the Americas, 45th Floor, New York, NY 10105. Mr. Georgi is managing partner and chairman of the investment committee of Grove Limited Partners Funds (“Grove LP”). Entities controlled by an affiliate of Grove LP collectively own 17.9% of the common units and 11.3% of the Class A Preferred Units of Cayman L.P.
(4)	Consists of Shares of restricted stock issued on January 30, 2014, which Shares vested 33.3% on the first anniversary date of the date of grant and which Shares will vest in two additional annual installments as follows: 33.3% on the second anniversary of the date of grant and 33.4% on the third anniversary of the date of grant, provided that the applicable director remains in continuous service as a member of the Board of Directors through, and has not given or received notice of termination of such service as of, the applicable vesting date.
(5)	Consists of Shares underlying RSUs granted on January 30, 2014 that vested or will vest and be settled within

60 days of January 12, 2016, as follows: 13,875 Shares underlying RSUs vested on January 30, 2015, 4,881 of which were withheld to satisfy tax withholding obligations, and 13,875 Shares underlying RSUs will vest on January 30, 2016, subject to Mr. Foulkes’ continued service through the specified vesting date.

(6)	Consists of Shares of common stock purchased Mr. Long on December 4, 2014 and Shares underlying RSUs granted on June 30, 2014, 8,325 of which vested June 30, 2015 (less 2,624 Shares withheld to satisfy tax withholding obligations).
(7)	Consists of Shares purchased by Mr. Marano.
(8)	Consists of Shares underlying RSUs granted on January 30, 2014 that vested or will vest and be settled within 60 days of January 12, 2016, as follows: 27,750 Shares underlying RSUs vested on January 30, 2015, 9,299 of which were withheld to satisfy tax withholding obligations, and 27,750 Shares underlying RSUs will vest on January 30, 2016, subject to Mr. Mayer’s continued service through the specified vesting date.

Interests of Directors and Executive Officers. As of January 8, 2016, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 111,771 Shares (excluding Shares as to which beneficial ownership is disclaimed), representing 0.25% of the total number of issued and outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, the Majority Stockholders and our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 2.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to January 12, 2016.

Equity Plan. Intrawest maintains the Intrawest Resorts Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”). The Plan was adopted by the Board of Directors on January 30, 2014. The Plan is intended to provide additional incentives to our officers, employees, non-employee directors, independent contractors and consultants, in order to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact our long-term growth and profitability.

The Plan provides for the issuance of options, stock appreciation rights (“SARs”), restricted stock, RSUs, stock bonuses, other stock-based awards and cash awards. The Plan will terminate on the tenth anniversary of the effective date of the Plan (although awards granted before that time will remain outstanding in accordance with their terms).

The Plan is administered by the compensation committee of our Board of Directors (the “Plan Administrator”). The Plan Administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan. The Plan Administrator selects the eligible recipients who will receive awards, determines the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of Shares or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and may amend the terms and conditions of outstanding awards.

4,500,700 Shares are reserved for issuance under the Plan. When Section 162 (m) of the Internal Revenue Code of 1986, as amended (the “Code”), becomes applicable to us, (i) no individual will be granted options or SARs for more than the total number of shares of common stock reserved under the Plan during any calendar year and (ii) no individual who is likely to be a “covered employee” for purposes of Section 162(m) of the Code will be granted either (A) restricted stock, RSUs, a stock bonus, or other stock-based awards for more than the total number of shares of common stock reserved under the Plan during any calendar year or (B) a cash award in excess of $10.0 million during any calendar year.

Shares subject to an award under the Plan that remain unissued upon the cancellation or termination of the award will again become available for grant under the Plan. However, Shares that are exchanged by a participant or withheld as payment in connection with any award under the Plan, as well as any Shares exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the Plan. If an award is denominated in Shares, but settled in cash, the number of Shares previously subject to the award will again be available for grants under the Plan. If an award can only be settled in cash, it will not be counted against the total number of Shares available for grant under the Plan.

We may issue stock options under the Plan. All stock options granted under the Plan are intended to be non-qualified stock options and are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of all stock options granted under the Plan are determined by the Plan Administrator, but in no event may the exercise price be less than 100% of the fair market value of the related Shares on the date of grant. The maximum term of all stock options granted under the Plan is determined by the Plan Administrator, but may not exceed ten years. Each stock option will vest and become exercisable at such time and subject to such terms and conditions as determined by the Plan Administrator in the applicable individual stock option agreement. Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service, stock options will be treated as follows: (i) if the termination is for any reason other than for cause, disability or death, vested options generally will remain exercisable until 90 days after termination and then expire, (ii) if the termination is on account of the optionee’s disability or death, vested options generally will remain exercisable until one year after termination and will then expire and (iii) if the termination is for cause, all options, whether vested or unvested, will expire as of the date of such termination. Unless the applicable stock option agreement provides otherwise, any options that were not vested and exercisable on the date of any termination of employment or service for any reason will expire as of the date of such termination.

SARs may be granted under the Plan either alone or in conjunction with all or part of any stock option granted under the Plan. A free-standing SAR granted under the Plan entitles its holder to receive, at the time of exercise, an amount per Share equal to the excess of the fair market value (at the date of exercise) of a Share over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of a stock option under the Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per Share equal to the excess of the fair market value (at the date of exercise) of a Share over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related Shares on the date of grant. The maximum term of all SARs granted under the Plan is determined by the Plan Administrator, but may not exceed ten years. The Plan Administrator may determine to settle the exercise of a SAR in shares of common stock, cash, or any combination thereof. Unless an individual free-standing SARs agreement provides otherwise, in the event of a SAR holder’s termination of employment or service, free-standing SARs will be treated as follows: (i) if the termination is for any reason other than for cause, disability or death, vested free-standing SARs generally will remain exercisable until 90 days after termination and then expire, (ii) if the termination is on account of the holder’s disability or death, vested free-standing SARs generally will remain exercisable until one year after termination and will then expire and (iii) if the termination is for cause, all free-standing SARs (whether vested or unvested) will expire as of the date of such termination. Unless an individual free-standing SARs agreement provides otherwise, any free-standing SARs that were not vested and exercisable on the date of any termination of employment or service for any reason will expire as of the date of such termination. SARs granted in conjunction with all or part of a stock option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Restricted stock and RSUs may be granted under the Plan. RSUs may be settled in Shares or cash in the sole discretion of the Plan Administrator. The Plan Administrator determines the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of restricted stock and RSUs. If the restrictions, performance objectives or other conditions determined by the Plan Administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the Plan and applicable individual award agreement, the Plan Administrator has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of restricted stock and RSU holders upon a termination of employment or service are set forth in individual award agreements. Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such stock. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but may be credited with dividend equivalent rights if the applicable individual award agreement so provides. Notwithstanding the foregoing, any dividends or dividend equivalent awards with respect to restricted stock or RSUs will be subject to the same restrictions, conditions and risks of forfeiture as the underlying restricted stock or RSU.

Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of common stock (including dividend equivalents) may be granted under the Plan. The Plan Administrator will determine the terms and conditions of such other stock-based awards, including the number of Shares to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in Shares, cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives). Bonuses payable in fully vested Shares and awards that are payable solely in cash may also be granted under the Plan.

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of common stock, cash or other property), combination, exchange of Shares, or other change in corporate structure affecting the Shares, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the Plan Administrator, in (i) the aggregate number of Shares reserved for issuance under the Plan, (ii) the maximum number of Shares or cash that may be subject to awards granted to any participant in any calendar year, (iii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the Plan, and (iv) the kind, number and purchase price of Shares, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs, stock bonuses and other share-based awards granted under the Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the Plan Administrator. In addition, the Plan Administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the Shares, cash or other property covered by such awards over the aggregate exercise price or base price, if any, of such awards, but if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the Shares, cash or other property covered by such award, our Board of Directors may cancel the award without the payment of any consideration to the participant.

The Plan provides our Board of Directors with authority to amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

Our compensation philosophy is to pay for performance, rewarding employees when performance targets are met. Merit increases, annual incentive compensation and equity-based awards are all tied to performance and results. All of our compensation programs are designed to align and reward actions that we believe contribute to our competitiveness and encourage superior performance. Executive pay in fiscal 2015 was tied to both the Company’s performance and the individual’s annual performance. Annual incentive compensation is typically awarded in September or October when our results are available for the fiscal year to which such compensation relates. We also anticipate making annual long-term incentive compensation awards to certain employees in the future, subject to the approval of our compensation committee.

As of January 8, 2016, the only outstanding options under the Plan were 2,700,000 options granted to Mr. Marano on November 20, 2014, in connection with his commencement of employment. The options become vested and exercisable in two installments, as follows: 1,350,000 shares become vested and exercisable on November 20, 2016 and the remaining 1,350,000 shares become vested and exercisable on November 20, 2017, with an equal number of shares at each exercise price becoming vested and exercisable on each vesting date, subject to Mr. Marano’s continued service through the specified vesting date. The exercise prices per vesting event are as follows: 450,000 shares have an exercise price of $10.49; 450,000 shares have an exercise price per share of $11.25; and 450,000 shares have an exercise price per share of $12.01, except that the applicable exercise price per share shall not be less than the fair market value on the date of grant.

As of January 8, 2016, our executive officers, other than Mr. Marano and Ms. Sanford, held the following number of RSUs: Mr. Mayer, 18,451; Mr. Foulkes, 8,994; and Mr. Long, 5,701. On January 30, 2014, Mr. Mayer was granted 83,334 RSUs and Mr. Foulkes was granted 41,667 RSUs, which vested or will vest as follows: 33.3% vested on January 30, 2015; 33.3% will vest on January 30, 2016; and 33.4% will vest on January 30, 2017, subject to the executive officer’s continued service through the specified vesting date. On June 30, 2014, Mr. Long was granted 25,000 RSUs, which vested or will vest as follows: 33.3% vested on June 30, 2015; 33.3% will vest on June 30, 2016;

and 33.4% will vest on June 30, 2017, subject to his continued service through the specified vesting date. On June 30, 2015, Ms. Sanford was granted 25,818 RSUs, which will vest as follows: 33.3% will vest on June 30, 2016; 33.3% will vest on June 30, 2017; and 33.4% will vest on June 30, 2018, subject to her continued service through the specified vesting date.

Our non-employee independent directors (Messrs. Armstrong, Clifford, Harris and Jay) receive annual fees, payable semi-annually on July 1 and January 1 in cash or in Shares based on the fair market value of Shares on the date of issuance. In fiscal year 2014, the Company provided its non-employee independent directors with equity compensation as determined by our Board of Directors. No equity compensation awards were granted to our non-employee independent directors in fiscal year 2015.

As of January 8, 2016, each of our non-employee directors (Messrs. Armstrong, Clifford, Harris and Jay) held 6,250 shares of restricted stock. The shares of restricted stock were granted on January 30, 2014 and vest as follows: 33.3% vested on January 30, 2015, 33.3% will vest on January 30, 2016, and 33.4% will vest on January 30, 2017, provided that the applicable director remains in continuous service as a member of our Board of Directors through, and has not given or received a notice of termination of such service as of, the applicable vesting date.

Change in Control and Qualifying Termination. Unless otherwise determined by the Plan Administrator and evidenced in an award agreement, in the event that (i) a “change in control” (as defined in the Plan) occurs and (ii) a participant’s employment or service is terminated without cause within 12 months following the change in control, then: (a) any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Stockholders Agreement. On January 30, 2014, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with the Majority Stockholders. As discussed further below, the Stockholders Agreement provides certain rights to the Majority Stockholders and Fortress with respect to the designation of directors for nomination and election to the Board of Directors, as well as registration rights for certain of our securities beneficially owned, directly or indirectly, by the Majority Stockholders and Fortress and its affiliates and permitted transferees. As used in the Stockholders Agreement, “Fortress Affiliate Stockholder” means (a) any director of the Company who may be deemed an affiliate (within the meaning of Rule 12b-2 of the Exchange Act, except by reason of investment in the Company) of Fortress, (b) any director or officer of Fortress, and (c) any investment funds (including any managed accounts) managed directly or indirectly by Fortress or its affiliates. “Stockholders” includes the Majority Stockholders, each Fortress Affiliate Stockholder and permitted transferees.

The Stockholders Agreement provides that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our voting shares beneficially owned by each) so that no amendment is made to our Restated Certificate of Incorporation or Bylaws in effect as of the date of the Stockholders Agreement (a) that would add restrictions to the transferability of our shares by the Majority Stockholders, any Fortress Affiliate Stockholder or their permitted transferees which are beyond those provided for in our Restated Certificate of Incorporation, the Stockholders Agreement or applicable securities laws, or (b) that would nullify the rights set out in the Stockholders Agreement of the Majority Stockholders, any Fortress Affiliate Stockholder or their permitted transferees unless such amendment is approved by such Stockholder.

The Stockholders Agreement provides that, for so long as the Stockholders Agreement is in effect, we and each Stockholder shall take all reasonable actions within our respective control (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by such Stockholder, and, with respect to us, including in the slate of nominees recommended by the Board of Directors those individuals designated by Fortress) so as to elect to the Board of Directors, and to cause to continue in office:

•	a number of directors equal to a majority of the Board of Directors, plus one director, who are individuals designated by Fortress, for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of our common stock held by the Majority Stockholders, at least 30% of our voting power;
•	a number equal to a majority of the Board of Directors, minus one director, that are individuals designated by Fortress, for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of our common stock held by the Majority Stockholders, less than 30% but at least 20% of our voting power, provided that if the Board of Directors consists of six or fewer directors, then Fortress shall have the right to designate a number of directors equal to three directors;
•	a number of directors (rounded up to the nearest whole number) that would be required to maintain Fortress’ proportional representation on the Board of Directors that are individuals designated by Fortress for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of our common stock held by the Majority Stockholders, less than 20% but at least 10% of our voting power, provided that if the Board of Directors consists of six or fewer directors, then Fortress shall have the right to designate two directors; and
•	a number of directors (rounded up to the nearest whole number) that would be required to maintain Fortress’ proportional representation on the Board of Directors that are individuals designated by Fortress for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of our common stock held by the Majority Stockholders, less than 10% but at least 5% of our voting power, provided that if the Board of Directors consists of six or fewer directors, then Fortress shall have the right to designate one director.

In addition, the Stockholders Agreement provides Fortress with the right to designate an additional director to the Board of Directors when Grove International Partners, LLP (“Grove”), or one of its affiliates is able to select a director for nomination to the Board of Directors pursuant to the provisions of the limited partnership agreement of Cayman L.P., an affiliate of Fortress and our ultimate parent company. The Cayman L.P. limited partnership agreement requires the general partner of Cayman L.P. to use commercially reasonable efforts to cause the nomination and election to the Board of Directors of a director nominee designated by Grove until the earlier of (i) the date on which Grove no longer owns any partnership interests in Cayman L.P. or (ii) the date on which certain indebtedness of Cayman L.P. is repaid in full. Mr. Georgi is an affiliate of Grove. In accordance with the Stockholders Agreement, Fortress designated Messrs. Armstrong, Clifford, Edens, Georgi, Harris and Jay for election to the Board of Directors.

The Stockholders Agreement provides that we will indemnify the Majority Stockholders and their officers, directors, employees, members, managers, partners, agents and affiliates against losses based on, arising out of or resulting from:

•	the ownership or the operation of our assets or properties and the operation or conduct of our business, including contracts entered into by us; and
•	any other activities we engage in.

In addition, we have agreed to indemnify the Majority Stockholders and their officers, directors, employees, members, managers, partners, agents and affiliates against losses, including liabilities under the Securities Act and the Exchange Act, relating to any untrue statement or alleged untrue statement of a material fact, or omissions or alleged omissions to state a material fact, in the registration statement filed in connection with our initial public offering (“IPO”), and any other registration statement or report that we file, other than misstatements or omissions made in reliance on information relating to and furnished by the Majority Stockholders for use in the preparation of that registration statement or report.

Under the Stockholders Agreement, each Stockholder has, for so long as such Stockholder directly or indirectly beneficially owns, together with Fortress and its affiliates, an amount of our common stock (whether owned at the time of our IPO or subsequently acquired) equal to or greater than 1% of our shares of common stock issued and outstanding immediately after the consummation of our IPO (a “Registrable Amount”), “demand” registration rights that allow the Stockholder, for itself and for Fortress and its affiliates and permitted transferees, at any time after 180 days following the date of the Stockholders Agreement, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Stockholder, for itself and for Fortress and its affiliates and permitted transferees, will be entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We will not be required to effect any demand registration within one month of a “firm commitment” underwritten offering to which all Stockholders were given “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. We will not be obligated to grant a request for a demand registration within one month of any other underwritten offering.

Under the Stockholders Agreement, for so long as the Stockholders beneficially own a Registrable Amount and subject to certain other conditions, the Stockholders have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other stockholders that have registration rights. These “piggyback” registration rights will be subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Under the Stockholders Agreement, we granted to the Majority Stockholders or any of their respective permitted transferees (in each case to the extent a Stockholder under the Stockholders Agreement), for so long as the Majority Stockholders, together with Fortress and its affiliates and permitted transferees, beneficially own a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of our common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our stockholders. Within five business days of receipt of notice, we will deliver written notice to each Stockholder of any written notice delivered to us requiring the Company to file a Form S-3 so that each Stockholder may elect to participate in the shelf registration statement upon delivery of a written request to do so to us.

Under the Stockholders Agreement, we have agreed to indemnify the applicable selling Stockholder and its officers, directors, employees, managers, members, partners and affiliates against any losses or damages resulting from any untrue statement or alleged untrue statement or omission or alleged omission of a material fact in any registration statement or prospectus or any amendment thereof or supplement thereto pursuant to which it sells shares of our common stock, unless such liability arose from any information furnished in writing to the Company by such selling Stockholder expressly for use therein, and the applicable selling Stockholder will agree to indemnify us against all losses caused by its untrue statements or omissions furnished in writing to the Company for use in such materials. We will pay all registration and offering-related expenses incidental to our performance under the Stockholders Agreement, and the applicable selling Stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock pursuant to any registration. We have entered into, and have caused our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Majority Stockholders, for themselves and for Fortress and its affiliates and permitted transferees. The Majority Stockholders are not obligated to enter into a lock-up agreement in connection with an underwritten offering by the Company.

We have orally agreed to continue, for an extended period of up to 12 months following the expiration of the provision in the Stockholders Agreement on January 31, 2015, to provide to the Majority Stockholders and their affiliates certain tax, accounting, and recordkeeping services in a manner consistent with past practice. The estimated fair value of these services is less than $120,000.

12.   Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity of the market for Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from the NYSE. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. See Section 7.

13.   Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.

14.   U.S. Federal Income Tax Considerations.

The following summary describes the U.S. federal income tax consequences generally applicable to stockholders whose Shares are validly tendered and accepted for payment pursuant to the Offer. For purposes of this section, the term “stockholders” refers to the beneficial owners of the Shares. This summary is based upon the Code, United States Department of the Treasury (“Treasury”) regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any ruling from the IRS, or any other tax authority, nor any opinion of counsel, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary addresses only Shares that are held as capital assets within the meaning of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, partnerships or other pass-through entities, certain expatriates, “U.S. holders” (as defined below) whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold Shares as a position in a “straddle” or as a part of a “hedging,” “conversion,” “constructive sale” or integrated transaction for U.S. federal income tax purposes, or persons that received their Shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders.” This summary also does not address the state, local or foreign tax consequences of participating in the Offer.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Shares that for U.S. federal income tax purposes is: (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation that is created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (B) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of Shares that is neither a U.S. holder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, participates in the Offer, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of participating in the Offer.

Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in the Offer in light of their particular circumstances.

Characterization of the Purchase. The purchase of Shares by the Company in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold or exchanged the U.S. holder’s Shares or as having received a distribution from the Company in respect of such holder’s Shares.

Under Section 302 of the Code, a U.S. holder whose Shares are purchased by the Company in the Offer will be treated as having sold or exchanged its Shares, and thus will recognize capital gain or loss, if the purchase:

1.	results in a “complete termination” of the U.S. holder’s equity interest in the Company;
2.	results in a “substantially disproportionate” redemption with respect to the U.S. holder; or
3.	is “not essentially equivalent to a dividend” with respect to the U.S. holder.

Each of these tests, collectively referred to as the “Section 302 tests,” is explained in more detail below.

If a U.S. holder satisfies any of the Section 302 tests, the U.S. holder will be treated as if it sold its Shares to the Company and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the U.S. holder’s adjusted tax basis in the Shares surrendered in exchange therefor. This gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for the Shares that were sold exceeds one year as of the date of purchase by the Company in the Offer. Long-term capital gains of noncorporate U.S. holders are currently eligible for reduced rates of taxation. Under the “wash sale” rules under the Code, provided the tender of Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described below), loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. holder acquires other Shares or substantially identical stock or securities within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. A stockholder’s ability to utilize capital losses may be limited under the Code.

Gain or loss must be determined separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that is purchased by the Company from a U.S. holder in the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of Shares it wishes to tender in the Offer if less than all of its Shares are tendered in the Offer, and the order in which different blocks will be purchased by the Company in the event of proration in the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

If a U.S. holder does not satisfy any of the Section 302 tests, the purchase of a U.S. holder’s Shares by the Company in the Offer will not be treated as a sale or exchange under Section 302 of the Code. Instead, the purchase will be treated as a dividend to the U.S. holder with respect to its Shares under Section 301 of the Code, to the extent of the U.S. holder’s share of our current and accumulated earnings and profits (within the meaning of the Code). Such a dividend would be includible in the U.S. holder’s gross income without reduction for the tax basis of the Shares sold, and no current loss would be recognized. Provided certain holding period and other requirements are satisfied, noncorporate U.S. holders would generally be entitled to the preferential tax rate applicable to qualified dividend income. Noncorporate U.S. holders should consult their own tax advisors to determine the applicable tax rates for dividends received from the Company. Provided certain holding period and other requirements are satisfied, distributions of this kind will also generally be eligible for the dividends received deduction in the case of U.S. holders that are corporations. Moreover, corporate U.S. holders will be subject to the “extraordinary dividend” provisions of the Code with respect to any such distributions. U.S. holders should consult with their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent the amount received by a U.S. holder with respect to the purchase of its Shares by the Company in the Offer exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder’s adjusted tax basis (but not below zero) in its Shares and any remainder will be treated as capital gain from the sale of the Shares. To the extent that a purchase of a U.S. holder’s Shares by the Company in the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased Shares generally will be added to any Shares retained by the U.S. holder, subject to certain possible adjustments in the case of a corporate U.S. holder subject to the extraordinary dividend rules. If a U.S. holder owns no other Shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

With respect to a purchase of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds our earnings and profits, the method by which a U.S. holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases. The IRS has proposed Treasury regulations that would require any basis reduction associated with such a purchase to be applied on a share-by-share basis, which could result in taxable gain with respect to some Shares, even though the holder’s aggregate basis for all of its Shares would be sufficient to absorb the entire amount of the distribution (in excess of any amount of such distribution treated as a dividend). Additionally, these proposed Treasury regulations would not permit the transfer of basis in the purchased Shares to the remaining Shares held (directly or indirectly) by the participating U.S. holder. Instead, the unrecovered basis in the Shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized.

Constructive Ownership of Shares and Other Issues. In applying each of the Section 302 tests, U.S. holders must take into account not only Shares that they actually own but also Shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any Shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as Shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests, U.S. holders should consult their tax advisors to determine whether their sale of Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

U.S. holders should be aware that an acquisition or disposition of Shares (including by persons whose ownership of issued and outstanding Shares is attributed to a U.S. holder pursuant to the constructive ownership rules described above) as part of a plan that includes the U.S. holder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the Section 302 tests are satisfied. For example, if a U.S. holder sells Shares (including sales by persons whose ownership of issued and outstanding Shares is attributed to the U.S. holder pursuant to the constructive ownership rules described above) to persons other than the Company at or about the time the U.S. holder also sells Shares pursuant to the Offer, and the various sales effected by the U.S. holder are part of an overall plan to reduce or terminate the U.S. holder’s proportionate interest in the Company, then the sales to persons other than the Company may, for U.S. federal income tax purposes, be integrated with the U.S. holder’s sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the U.S. holder satisfies any of the Section 302 tests with respect to Shares sold by the U.S. holder to the Company in the Offer.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause the Company to accept fewer Shares than are tendered. This in turn may affect the U.S. holder’s U.S. federal income tax consequences. In particular, this could affect the U.S. holder’s ability to satisfy one of the Section 302 tests. In any event, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of Shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of Shares from the Company.

Section 302 Tests. One of the following tests must be satisfied in order for the purchase of Shares by the Company in the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

1.	Complete Termination Test. The purchase of a U.S. holder’s Shares by the Company in the Offer will result in a “complete termination” of the U.S. holder’s equity interest in the Company if all of the Shares that are actually owned by the U.S. holder are sold in the Offer and all of the Shares that are constructively owned by the U.S. holder, if any, are sold in the Offer or, with respect to Shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code and the Treasury regulations promulgated thereunder, attribution of Shares that otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

2.	Substantially Disproportionate Test. The purchase of a U.S. holder’s Shares by the Company in the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then-issued and outstanding Shares actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of such Shares actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all Shares purchased in the Offer) and immediately following the purchase the U.S. holder actually and constructively owns less than 50% of our common stock (i.e., the total combined voting power of all classes of voting shares of the Company).
3.	Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s Shares by the Company in the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in the Company as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells Shares in the Offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and that exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances. U.S. holders should note, however, that because other holders may exchange a greater percentage of their Shares pursuant to the Offer than a particular U.S. holder, the interest in the Company of a U.S. holder may increase immediately following the Offer even if that U.S. holder exchanges Shares for cash pursuant to the Offer and neither it nor any person whose ownership of Shares of the Company is attributed to such U.S. holder pursuant to the constructive ownership rules described above acquires any other Shares of the Company.

The application of Section 302 of the Code is complex. U.S. holders intending to rely on any of the tests described above should consult their tax advisors to determine the application of these rules in their particular circumstances.

Medicare Tax. Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes dividends or capital gains recognized in connection with a sale of Shares pursuant to the Offer.

Treatment of Non-U.S. Holders. The U.S. federal income tax treatment of our purchase of Shares from a non-U.S. holder pursuant to the Offer will depend on whether the non-U.S. holder is treated, based on the non-U.S. holder’s particular circumstances, as having sold the tendered Shares or as having received a distribution in respect of the non-U.S. holder’s Shares. The appropriate treatment of our purchase of Shares from a non-U.S. holder will be determined in the manner described above. See “—Section 302 Tests.”

If the non-U.S. holder is treated as receiving a distribution, and the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of the holder’s adjusted tax basis in our Shares and thereafter as capital gain from the sale or exchange of such Shares, subject to the tax treatment described below. See “—Characterization of the Purchase.”

Distributions treated as dividends will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions treated as dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).

To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.

If the sale of Shares by a non-U.S. holder pursuant to the Offer is treated as a sale or exchange, the non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), (ii) in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, or (iii) we are or have been a “United States real property holding corporation” at any time within the shorter of the five-year period ending on the date the Shares are sold pursuant to the Offer or the period that such non-U.S. holder held our Shares and (as long as our Shares are regularly traded on an established securities market at any time during the calendar year in which the sale occurs) such non-U.S. holder owns or owned (actually or constructively) more than five percent of our Shares at any time during the shorter of the two periods mentioned above. Though we expect that our Shares will be treated as “regularly traded” on an established securities market, no assurance can be given in this regard.

Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We have not made a determination as to whether we are currently a United States real property holding corporation. Non-U.S. holders should consult their tax advisors concerning our status as a United States real property corporation and the tax considerations relevant to the disposition of shares in a United States real property corporation.

If gain or loss is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), or if we are or have been a United States real property holding corporation at any time during the shorter of the two periods mentioned above and a non-U.S. holder owns or owned (actually or constructively) more than five percent of our Shares at any time during the shorter of the two periods mentioned above, any gain or loss that is realized on the disposition of our Shares by such a non-U.S. holder will be recognized in an amount equal to the difference between the amount of cash and the fair market value of any other property received for the Shares and the non-U.S. holder’s basis in the Shares exchanged. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Shares have been held for more than one year. In the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a non-U.S. holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our Shares, which may be offset by certain U.S. source capital losses.

Although the sale of Shares by a non-U.S. holder pursuant to the Offer may be eligible for sale or exchange treatment under Section 302, we or another withholding agent may, for withholding purposes, treat any amounts paid to a non-U.S. holder pursuant to the Offer as a distribution that is made out of our earnings and profits and thereby withhold tax at a 30% rate (or such lower rate provided by an applicable treaty). Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is able to satisfy one of the Section 302 tests or is eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty or otherwise may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Backup withholding generally will not apply to amounts subject to the withholding described in this paragraph.

Amounts treated as a distribution on Shares held by or through certain non-U.S. entities may be subject to additional withholding requirements under the Foreign Account Tax Compliance Act unless such entity satisfies applicable certification, reporting, withholding, and other requirements with respect to its owners and accountholders.

Backup Withholding. See Section 3, “—Procedures for Tendering Shares,” with respect to the application of backup U.S. federal income tax withholding to any sale of Shares pursuant to the Offer.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

15.   Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares;
•	we increase the number of Shares purchased by more than 2% or decrease the number of Shares sought to be purchased in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of a period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.   Fees and Expenses.

We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Merrill Lynch, Pierce, Fenner & Smith Incorporated may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Merrill Lynch, Pierce, Fenner & Smith Incorporated for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and disbursements of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates have in the past provided, and in the future may provide, capital markets advice and investment banking services, for which services they have received, and would expect to receive, compensation from us.

Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the Shares. In addition, the Dealer Manager and its affiliates may tender Shares into the Offer for their own account.

We have also retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 of this Offer to Purchase.

17.   Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that U.S. state.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Intrawest.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase or in the Letter of Transmittal is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Intrawest, or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our affiliates or subsidiaries, the Dealer Manager, the Depositary or the Information Agent.

Intrawest Resorts Holdings, Inc.

January 12, 2016

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company LLC

By First Class Mail:	By Overnight Courier or Express Mail:

The American Stock	The American Stock
Transfer & Trust Company, LLC	Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
Brooklyn, New York 11219	Brooklyn, New York 11219

By Facsimile Transmission (for Eligible Institutions Only):
(718) 234-5001
To Confirm Facsimile via Phone
(800) 937-5449

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005
Stockholders may call toll free: (866) 530-8636
Banks and Brokers may call collect: (212) 269-5550

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Bank of America Tower
One Bryant Park
New York, New York 10036

Call Toll Free: (888) 803-9655